Exhibit 99.1

TIME WARNER CABLE REPORTS

2013 SECOND-QUARTER RESULTS

Raising 2013 Free Cash Flow Guidance to $2.5 Billion

Increased Remaining Share Repurchase Authorization to $4.0 Billion

Grew Business Services Revenue by over 20% for the 13th Consecutive Quarter

Drove 12.5% Growth in Residential High-speed Data Revenue

Increased Adjusted Diluted EPS 14% to $1.69 and Diluted EPS 15% to $1.64

***

NEW YORK, NY, August 1, 2013 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its second quarter ended June 30, 2013.

“Time Warner Cable continues to build significant shareholder value by investing in rapidly expanding Business Services and by revitalizing our Residential Services operations,” said Glenn Britt, Chairman and CEO. “I am pleased with our progress in operations and expect to see the benefits in the second half of the year and in 2014.”

SELECTED FINANCIAL RESULTS

(in millions, except per share data;	2nd Quarter				Year-to-Date 6/30
unaudited)			Change				Change
	2013	2012	$	%	2013	2012	$	%
Total Revenue	$5,550	$5,404	$146	2.7%	$11,025	$10,538	$487	4.6%
Adjusted OIBDA(a)	$2,037	$2,011	$26	1.3%	$3,949	$3,884	$65	1.7%
Operating Income	$1,187	$1,140	$47	4.1%	$2,247	$2,182	$65	3.0%
Diluted EPS(b)	$1.64	$1.43	$0.21	14.7%	$2.98	$2.63	$0.35	13.3%
Adjusted Diluted EPS(a)	$1.69	$1.48	$0.21	14.2%	$3.10	$2.78	$0.32	11.5%
Cash provided by operating activities	$1,551	$1,537	$14	0.9%	$2,945	$2,920	$25	0.9%
Capital expenditures	$827	$712	$115	16.2%	$1,597	$1,418	$179	12.6%
Free Cash Flow(a)	$732	$824	$(92)	(11.2%)	$1,393	$1,542	$(149)	(9.7%)
Return of capital(c)	$829	$617	$212	34.4%	$1,684	$1,149	$535	46.6%

(a)	Refer to Note 3 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow and below for reconciliations.
(b)	Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.
(c)	Return of capital represents dividends paid and share repurchases and does not reflect the fees, commissions or other costs associated with the stock repurchase program.

QUARTERLY HIGHLIGHTS

—	Total Company revenue grew 2.7% year over year, driven primarily by growth of 21.8% in business services revenue and 12.5% in residential high-speed data revenue.
—	Average monthly revenue per residential customer relationship (ARPU) grew 1.2% to $105.21.
—	Capital expenditures in the first half totaled $1.6 billion, consistent with the Company’s plans for full-year capital spending of $3.2 billion.
—

In the second quarter, Time Warner Cable repurchased 6.6 million shares of its common stock, bringing total repurchases since program inception to more than 81 million shares. In the first half of 2013, the Company returned more than 120% of Free Cash Flow to shareholders.

—	Free Cash Flow in the first half of 2013 was $1.4 billion. The Company is raising its expectation for full-year Free Cash Flow to approximately $2.5 billion.
—	Residential wideband high-speed data subscribers (which includes the 30, 50, 75 and 100 Mbps tiers) more than doubled year over year to 608,000 subscribers.
—	The Company continued to make progress with its Wi-Fi initiative; Aggressive deployment in New York City increased total access points to 19,000.
—	Time Warner Cable has IntelligentHome available in approximately 80% of its footprint and has 24,000 customers. Second quarter net additions were the strongest since its launch.
—

Time Warner Cable announced new versions of its popular TWC TV product for the Roku Streaming Player, Samsung Smart TVs and Microsoft’s Xbox. These new apps are designed to enable customers to enjoy Time Warner Cable’s video product on millions of customer-owned devices.

—	The Company completed the operational integration of the former Insight systems in the second quarter.
—	Business services reached a milestone in the quarter, delivering backhaul service to more than 10,000 cell towers.

DETAILED FINANCIAL RESULTS

Revenue for the second quarter of 2013 increased 2.7% from the second quarter of 2012 to $5.6 billion. Residential services revenue increased 0.3% to $4.6 billion and business services revenue grew 21.8% to $565 million, while advertising revenue decreased 1.9% to $260 million and other revenue grew 60.3% to $93 million.

(in millions; unaudited)	2nd Quarter				Year-to-Date 6/30(a)
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Residential services revenue:
Video	$2,674	$2,797	$(123)	(4.4%)	$5,345	$5,508	$(163)	(3.0%)
High-speed data	1,424	1,266	158	12.5%	2,830	2,465	365	14.8%
Voice	517	539	(22)	(4.1%)	1,036	1,047	(11)	(1.1%)
Other	17	15	2	13.3%	32	30	2	6.7%

Total residential services revenue	4,632	4,617	15	0.3%	9,243	9,050	193	2.1%

Business services revenue:
Video	87	81	6	7.4%	171	157	14	8.9%
High-speed data	268	224	44	19.6%	524	432	92	21.3%
Voice	102	73	29	39.7%	198	136	62	45.6%
Wholesale transport	61	44	17	38.6%	116	85	31	36.5%
Other	47	42	5	11.9%	93	83	10	12.0%

Total business services revenue	565	464	101	21.8%	1,102	893	209	23.4%

Advertising revenue	260	265	(5)	(1.9%)	488	476	12	2.5%

Other revenue	93	58	35	60.3%	192	119	73	61.3%

Total revenue	$5,550	$5,404	$146	2.7%	$11,025	$10,538	$487	4.6%

(a)

Revenue for the six months ended June 30, 2013 benefited from two additional months of Insight Communications Company, Inc. revenue, which is discussed further in Note 2 to the accompanying consolidated financial statements.

Residential services revenue

Residential services revenue growth was primarily driven by an increase in high-speed data revenue, partially offset by declines in video and voice revenue.

—

The growth in residential high-speed data revenue was the result of an increase in average revenue per subscriber, primarily due to an increase in equipment rental charges and a greater percentage of subscribers purchasing higher-priced tiers of service, as well as growth in high-speed data subscribers.

—

Residential video revenue decreased driven by declines in video subscribers and transactional video-on-demand revenue, partially offset by price increases and a greater percentage of subscribers purchasing higher-priced tiers of service.

—	Residential voice revenue decreased due to a decline in average revenue per subscriber and lower voice subscribers.

Business services revenue

Business services revenue growth was primarily due to increases in high-speed data and voice subscribers and growth in cell tower backhaul revenue.

Advertising revenue

Advertising revenue decreased primarily due to a decline in political advertising revenue, partially offset by growth in revenue from advertising inventory sold on behalf of other video distributors.

Other revenue

Other revenue increased primarily as a result of fees from distributors of the Company’s two Los Angeles regional sports networks, which were launched on October 1, 2012.

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) for the second quarter of 2013 increased 1.3% from the second quarter of 2012 to $2.0 billion. The increase was driven by revenue growth, partially offset by a 3.5% increase in operating expenses.

Operating expenses grew primarily due to higher employee costs, video programming expenses and marketing expenses, as well as the costs associated with the Company’s Los Angeles regional sports networks and the advertising inventory sold on behalf of other video distributors, both of which are included in other direct operating costs in cost of revenue.

—

Employee costs were up 6.3% to $1.2 billion primarily due to an increase in headcount (primarily related to business services) and higher compensation costs per employee, as well as $10 million of executive severance costs. Employee medical costs increased $16 million.

—

Video programming expenses grew 3.7% to $1.2 billion due to an increase in average monthly video programming costs per video subscriber, offset in part by a decline in video subscribers. Average monthly video programming costs per video subscriber increased 8.5% year-over-year to $33.54 for the second quarter of 2013, primarily driven by contractual rate increases and the carriage of new networks, partially offset by a decline in transactional video-on-demand. For the second quarter of 2012, video programming costs were reduced by approximately $15 million due to changes in cost estimates for programming services carried during contract negotiations, changes in programming audit reserves and certain contract settlements.

Operating Income for the second quarter of 2013 increased 4.1% from the second quarter of 2012 to $1.2 billion driven by a decrease in depreciation expense and higher Adjusted OIBDA. The decrease in depreciation expense was primarily due to certain assets acquired in the 2006 transactions with Adelphia Communications Corporation and Comcast Corporation that were fully depreciated as of July 31, 2012, partially offset by the impact of an increase in shorter-lived distribution system and capitalized software assets.

(in millions; unaudited)	2nd Quarter				Year-to-Date 6/30
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Adjusted OIBDA(a)	$2,037	$2,011	$26	1.3%	$3,949	$3,884	$65	1.7%
Adjusted OIBDA margin(b)	36.7%	37.2%			35.8%	36.9%
Merger-related and restructuring costs	(27)	(21)	(6)	28.6%	(58)	(66)	8	(12.1%)

OIBDA(a)	2,010	1,990	20	1.0%	3,891	3,818	73	1.9%
Depreciation	(792)	(817)	25	(3.1%)	(1,581)	(1,588)	7	(0.4%)
Amortization	(31)	(33)	2	(6.1%)	(63)	(48)	(15)	31.3%

Operating Income	$1,187	$1,140	$47	4.1%	$2,247	$2,182	$65	3.0%

(a)	Refer to Note 3 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenue.

Adjusted OIBDA less Capital Expenditures for the first six months of 2013 totaled $2.4 billion, a 4.6% decrease over the first six months of 2012, due to higher capital expenditures (primarily driven by growth in scalable infrastructure and business services line extensions), partially offset by higher Adjusted OIBDA. Capital Expenditures were $1.6 billion for the first six months of 2013.

(in millions; unaudited)	2nd Quarter				Year-to-Date 6/30
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Adjusted OIBDA(a)	$2,037	$2,011	$26	1.3%	$3,949	$3,884	$65	1.7%
Capital expenditures	(827)	(712)	(115)	16.2%	(1,597)	(1,418)	(179)	12.6%

Adjusted OIBDA less capital expenditures(a)	$1,210	$1,299	$(89)	(6.9%)	$2,352	$2,466	$(114)	(4.6%)

(a)	Refer to Note 3 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Adjusted OIBDA less capital expenditures.

Net Income Attributable to TWC Shareholders was $481 million, or $1.65 per basic common share and $1.64 per diluted common share, for the second quarter of 2013 compared to $452 million, or $1.44 per basic common share and $1.43 per diluted common share, for the second quarter of 2012.

Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude certain items affecting the comparability of TWC’s results for 2013 and 2012 detailed in Note 1 to the accompanying consolidated financial statements, were $497 million and $1.69, respectively, for the second quarter of 2013 compared to $466 million and $1.48, respectively, for the second quarter of 2012. These increases were primarily due to higher Operating Income, partially offset by a higher income tax provision. Adjusted Diluted EPS for the second quarter of 2013 also benefited from lower average common shares outstanding as a result of share repurchases under the Company’s stock repurchase program.

(in millions, except per share data;	2nd Quarter				Year-to-Date 6/30
unaudited)			Change				Change
	2013	2012	$	%	2013	2012	$	%
Net income attributable to TWC shareholders	$481	$452	$29	6.4%	$882	$834	$48	5.8%
Adjusted net income attributable to TWC shareholders(a)	$497	$466	$31	6.7%	$920	$880	$40	4.5%

Net income per common share attributable to TWC common shareholders:
Basic	$1.65	$1.44	$0.21	14.6%	$3.00	$2.65	$0.35	13.2%
Diluted	$1.64	$1.43	$0.21	14.7%	$2.98	$2.63	$0.35	13.3%
Adjusted Diluted EPS(a)	$1.69	$1.48	$0.21	14.2%	$3.10	$2.78	$0.32	11.5%

(a)	Refer to Note 3 to the accompanying consolidated financial statements for a definition of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

Free Cash Flow for the first six months of 2013 decreased 9.7% to $1.4 billion from $1.5 billion in the first six months of 2012, due mainly to an increase in capital expenditures, partially offset by higher cash provided by operating activities. Cash Provided by Operating Activities for the first six months of 2013 was $2.9 billion, a 0.9% increase from the first six months of 2012. This increase was driven by higher Adjusted OIBDA, lower net interest payments and a change in working capital requirements, partially offset by an increase in net income tax payments.

(in millions; unaudited)	2nd Quarter				Year-to-Date 6/30
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Adjusted OIBDA(a)	$2,037	$2,011	$26	1.3%	$3,949	$3,884	$65	1.7%
Net interest payments	(345)	(381)	36	(9.4%)	(802)	(846)	44	(5.2%)
Net income tax payments	(173)	(58)	(115)	198.3%	(190)	(77)	(113)	146.8%
All other, net, including working capital changes	32	(35)	67	NM	(12)	(41)	29	(70.7%)

Cash provided by operating activities	1,551	1,537	14	0.9%	2,945	2,920	25	0.9%
Add: Excess tax benefit from exercise of stock options	17	8	9	112.5%	66	60	6	10.0%
Less:
Capital expenditures	(827)	(712)	(115)	16.2%	(1,597)	(1,418)	(179)	12.6%
Cash paid for other intangible assets	(8)	(7)	(1)	14.3%	(20)	(16)	(4)	25.0%
Other	(1)	(2)	1	(50.0%)	(1)	(4)	3	(75.0%)

Free Cash Flow(a)	732	824	(92)	(11.2%)	1,393	1,542	(149)	(9.7%)
Economic Stimulus Act impacts(b)	39	51	(12)	(23.5%)	39	51	(12)	(23.5%)

Free Cash Flow excluding Economic Stimulus Act impacts	$771	$875	$(104)	(11.9%)	$1,432	$1,593	$(161)	(10.1%)

NM—Not meaningful.

(a)	Refer to Note 3 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Free Cash Flow.
(b)	Additional information on the Economic Stimulus Acts is available in the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Net Debt and Mandatorily Redeemable Preferred Equity, which totaled $23.5 billion as of June 30, 2013, decreased from December 31, 2012, as Free Cash Flow, the decrease in the fair value of debt subject to interest rate swaps and the impact of a favorable change in exchange rates on foreign currency denominated debt were partially offset by the cash used for share repurchases and dividend payments.

(in millions; unaudited)	6/30/2013	12/31/2012
Long-term debt	$23,111	$25,171
Debt due within one year	3,281	1,518

Total debt	26,392	26,689
Cash and equivalents	(2,623)	(3,304)
Short-term investments in U.S. Treasury securities	(575)	(150)

Net debt(a)	23,194	23,235
Mandatorily redeemable preferred equity	300	300

Net debt and mandatorily redeemable preferred equity	$23,494	$23,535

(a)	Net debt is defined as total debt less cash and equivalents and short-term investments in U.S. Treasury securities.

RETURN OF CAPITAL

Time Warner Cable returned $829 million to shareholders during the second quarter of 2013. Share repurchases during the second quarter of 2013 totaled $638 million or 6.6 million shares of common stock. Time Warner Cable also paid a regular dividend of $0.65 per share of common stock, $191 million in aggregate, during the second quarter of 2013.

SUBSCRIBER METRICS

(in thousands)		Net
		Additions
	3/31/2013	(Declines)	6/30/2013
Residential services subscribers:
Customer relationships	14,693	(93)	14,600
Video	11,911	(191)	11,720
High-speed data	11,066	8	11,074
Voice	4,989	(56)	4,933
Business services subscribers:
Customer relationships	579	13	592
Video	189	2	191
High-speed data	472	13	485
Voice	237	13	250

Single play subscribers	5,939	(12)	5,927
Double play subscribers	5,074	(6)	5,068
Triple play subscribers	4,259	(62)	4,197

Total customer relationships	15,272	(80)	15,192

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow. Refer to Note 3 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting more than 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules and Presentation Slides posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, August 1, 2013. To listen to the call, visit www.twc.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Justin Venech (212) 364-8242	Tom Robey (212) 364-8218
Eric Mangan (212) 364-8297	Laraine Mancini (212) 364-8202

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	June 30,	December 31,
	2013	2012
	(in millions)

ASSETS
Current assets:
Cash and equivalents	$2,623	$3,304
Short-term investments in U.S. Treasury securities	575	150
Receivables, less allowances of $96 million and $65 million as of June 30, 2013 and December 31, 2012, respectively	858	883
Deferred income tax assets	317	317
Other current assets	237	223

Total current assets	4,610	4,877
Investments	84	87
Property, plant and equipment, net	14,690	14,742
Intangible assets subject to amortization, net	597	641
Intangible assets not subject to amortization	26,012	26,011
Goodwill	2,885	2,889
Other assets	350	562

Total assets	$49,228	$49,809

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$521	$647
Deferred revenue and subscriber-related liabilities	196	183
Accrued programming expense	887	872
Current maturities of long-term debt	3,281	1,518
Mandatorily redeemable preferred equity issued by a subsidiary	300	300
Other current liabilities	1,821	1,805

Total current liabilities	7,006	5,325
Long-term debt	23,111	25,171
Deferred income tax liabilities, net	11,538	11,280
Other liabilities	861	750
TWC shareholders’ equity:
Common stock, $0.01 par value, 287.2 million and 297.7 million shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	3	3
Additional paid-in capital	7,266	7,576
Retained earnings	42	363
Accumulated other comprehensive loss, net	(603)	(663)

Total TWC shareholders’ equity	6,708	7,279
Noncontrolling interests	4	4

Total equity	6,712	7,283

Total liabilities and equity	$49,228	$49,809

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2013	2012	2013	2012
	(in millions, except per share data)
Revenue	$5,550	$5,404	$11,025	$10,538
Costs and expenses:
Cost of revenue(a)	2,566	2,474	5,200	4,878
Selling, general and administrative(a)	947	919	1,876	1,776
Depreciation	792	817	1,581	1,588
Amortization	31	33	63	48
Merger-related and restructuring costs	27	21	58	66

Total costs and expenses	4,363	4,264	8,778	8,356

Operating Income	1,187	1,140	2,247	2,182
Interest expense, net	(398)	(397)	(796)	(802)
Other income (expense), net	11	—	10	(3)

Income before income taxes	800	743	1,461	1,377
Income tax provision	(319)	(290)	(579)	(541)

Net income	481	453	882	836
Less: Net income attributable to noncontrolling interests	—	(1)	—	(2)

Net income attributable to TWC shareholders	$481	$452	$882	$834

Net income per common share attributable to
TWC common shareholders:
Basic	$1.65	$1.44	$3.00	$2.65

Diluted	$1.64	$1.43	$2.98	$2.63

Average common shares outstanding:
Basic	289.6	311.1	292.4	312.5

Diluted	293.3	315.3	296.3	317.1

Cash dividends declared per share of common stock	$0.65	$0.56	$1.30	$1.12

(a)	Cost of revenue and selling, general and administrative expenses exclude depreciation.

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2013	2012
	(in millions)
OPERATING ACTIVITIES
Net income	$882	$836
Adjustments for noncash and nonoperating items:
Depreciation	1,581	1,588
Amortization	63	48
(Income) loss from equity-method investments, net of cash distributions	(9)	3
Deferred income taxes	224	267
Equity-based compensation expense	74	78
Excess tax benefit from equity-based compensation	(66)	(60)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	30	14
Accounts payable and other liabilities	138	116
Other changes	28	30

Cash provided by operating activities	2,945	2,920

INVESTING ACTIVITIES
Capital expenditures	(1,597)	(1,418)
Business acquisitions, net of cash acquired	—	(1,336)
Purchases of investments	(581)	(57)
Return of capital from investees	7	—
Proceeds from sale, maturity and collection of investments	151	—
Acquisition of intangible assets	(20)	(16)
Other investing activities	13	12

Cash used by investing activities	(2,027)	(2,815)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	1,015
Repayments of long-term debt	—	(250)
Repayments of long-term debt assumed in acquisitions	—	(1,730)
Debt issuance costs	—	(13)
Repurchases of common stock	(1,304)	(787)
Dividends paid	(386)	(356)
Proceeds from exercise of stock options	88	93
Excess tax benefit from equity-based compensation	66	60
Taxes paid in cash in lieu of shares issued for equity-based compensation	(55)	(41)
Other financing activities	(8)	(47)

Cash used by financing activities	(1,599)	(2,056)

Decrease in cash and equivalents	(681)	(1,951)
Cash and equivalents at beginning of period	3,304	5,177

Cash and equivalents at end of period	$2,623	$3,226

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of Time Warner Cable Inc.’s (“TWC” or the “Company”) results for the three and six months ended June 30, 2013 and 2012:

(in millions, except per share data)			Operating		Income Tax	TWC Net	Diluted
	OIBDA(a)	D&A(a)	Income	Other(a)	Provision	Income(a)	EPS(a)
2nd Quarter 2013:
As reported	$2,010	$(823)	$1,187	$(387)	$(319)	$481	$1.64
Year-over-year change, as reported:
$	$20	$27	$47	$11	$(29)	$29	$0.21
%	1.0%	(3.2%)	4.1%	(2.8%)	10.0%	6.4%	14.7%
Items affecting comparability:
Merger-related and restructuring costs	27	—	27	—	(11)	16	0.05

As adjusted	$2,037	$(823)	$1,214	$(387)	$(330)	$497	$1.69
Year-over-year change, as adjusted:
$	$26	$27	$53	$8	$(30)	$31	$0.21
%	1.3%	(3.2%)	4.6%	(2.0%)	10.0%	6.7%	14.2%

2nd Quarter 2012:
As reported	$1,990	$(850)	$1,140	$(398)	$(290)	$452	$1.43
Items affecting comparability:
Merger-related and restructuring costs	21	—	21	—	(9)	12	0.05
Asset impairment(b)	—	—	—	2	(1)	1	—
Loss on equity award reimbursement obligation to Time Warner(c)	—	—	—	1	—	1	—

As adjusted	$2,011	$(850)	$1,161	$(395)	$(300)	$466	$1.48

(a)

OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

(b)	Amount represents an impairment of TWC’s investment in Canoe Ventures LLC.
(c)

Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other income (expense), net, in the period of change.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in millions, except per share data)			Operating Income		Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
	OIBDA(a)	D&A(a)		Other(a)
Year-to-Date 6/30/2013:
As reported	$3,891	$(1,644)	$2,247	$(786)	$(579)	$882	$2.98
Year-over-year change, as reported:
$	$73	$(8)	$65	$21	$(38)	$48	$0.35
%	1.9%	0.5%	3.0%	(2.6%)	7.0%	5.8%	13.3%

Items affecting comparability:
Merger-related and restructuring costs	58	—	58	—	(23)	35	0.11
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	5	(2)	3	0.01

As adjusted	$3,949	$(1,644)	$2,305	$(781)	$(604)	$920	$3.10
Year-over-year change, as adjusted:
$	$65	$(8)	$57	$16	$(33)	$40	$0.32
%	1.7%	0.5%	2.5%	(2.0%)	5.8%	4.5%	11.5%

Year-to-Date 6/30/2012:
As reported	$3,818	$(1,636)	$2,182	$(807)	$(541)	$834	$2.63

Items affecting comparability:
Merger-related and restructuring costs	66	—	66	—	(26)	40	0.13
Asset impairment(c)	—	—	—	12	(5)	7	0.02
Gain on equity award reimbursement obligation to Time Warner(b)	—	—	—	(2)	1	(1)	—

As adjusted	$3,884	$(1,636)	$2,248	$(797)	$(571)	$880	$2.78

(a)

OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

(b)

Pursuant to an agreement with Time Warner, TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other income (expense), net, in the period of change.

(c)	Amount represents an impairment of TWC’s investment in Canoe Ventures LLC.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

2.	INSIGHT REVENUE

On February 29, 2012, the Company completed its acquisition of Insight Communications Company, Inc. (together with its subsidiaries, “Insight”). As a result, revenue for the six months ended June 30, 2013 benefited from two additional months of Insight revenue, as detailed below.

(in millions)	Year-to-Date 6/30/2013
	Historical TWC(a)	Organic % Change(b)	Insight(c)	Total TWC
Residential services revenue:
Video	$5,252	(4.6%)	$93	$5,345
High-speed data	2,783	12.9%	47	2,830
Voice	1,012	(3.3%)	24	1,036
Other	31	3.3%	1	32

Total residential services revenue	9,078	0.3%	165	9,243
Business services revenue	1,090	22.1%	12	1,102
Advertising revenue	482	1.3%	6	488
Other revenue	192	61.3%	—	192

Total revenue	$10,842	2.9%	$183	$11,025

(a)	Historical TWC amounts include the results of Insight from March 1 through June 30, 2013 and exclude the results of Insight from January 1 through February 28, 2013.
(b)

Organic % Change represents the change between the Historical TWC amounts for the six months ended June 30, 2013 and TWC’s results for the six months ended June 30, 2012 included in the table on page 2.

(c)	Insight amounts represent Insight’s results for the period from January 1 through February 28, 2013.

3.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•

Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of TWC’s separation from Time Warner on March 12, 2009 (the “Separation”).

•	Adjusted OIBDA less capital expenditures means Adjusted OIBDA minus capital expenditures.

•

Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and restructuring costs; changes in the Company’s equity award reimbursement obligation to Time Warner; certain changes to income tax provision; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation; as well as the impact of taxes on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

•

Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (i) considerable amounts of noncash depreciation and amortization and (ii) items not within the control of the Company’s operations managers (such as income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less capital expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less capital expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenue. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less capital expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less capital expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less capital expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.